UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2012 (January 27, 2012)

REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

DELAWARE	001-35262	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan, Suite 3700
 Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 750-1771

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Legal Officer

On January 27, 2012, Regency GP LLC (the “Company”) and Paul M. Jolas, the Company’s Executive Vice President, Chief Legal Officer and Secretary entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”) pursuant to which the Company and Mr. Jolas have mutually agreed to terminate their employment relationship.  Pursuant to the Separation Agreement, Mr. Jolas will resign, effective May 16, 2012, from his positions as Executive Vice President, Chief Legal Officer and Secretary of the Company, which is the general partner of Regency GP LP. Regency GP LP is the general partner of Regency Energy Partners LP (“Regency”).

Separation Agreement; Compensation Arrangements

The Company entered into a Separation Agreement and Full Release of Claims dated January 27, 2012 with Mr. Jolas (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Jolas will receive a cash payment on or before May 16, 2012 of $390,000, which represents 13 months’ base salary.  Additionally, of the 17,000 phantom units granted to Mr. Jolas on May 7, 2010 under the LTIP, which include 6,800 time-based and 10,200 performance-based phantom units, 14,734 units remain unvested; in connection with Mr. Jolas’s agreement to continue his employment through May 16, 2012, all of the 14,734 units will vest (at the 100% target level with respect to the time and performance-based phantom units).  In addition, Mr. Jolas will be entitled to receive his 2011 annual cash bonus to be paid in March 2012.

The foregoing description of the terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Exhibit
Number	Description
Exhibit 10.1	Separation Agreement and Full Release of Claims dated January 27, 2012, by and between Regency GP LLC and Paul M. Jolas.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ Michael J. Bradley
Michael J. Bradley
President and Chief Executive Officer

January 30, 2012